Exhibit 99.1

BioSpecifics Technologies Corp. Announces FDA Approval of sBLA for
XIAFLEX® for the Concurrent Treatment of Two Dupuytren’s
Contracture Cords

-     Label expansion to broaden patient base who may benefit from nonsurgical collagenase therapy

LYNBROOK, NY – October 21, 2014– BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced that the U.S. Food and Drug Administration (FDA) has approved the supplemental Biologics License Application (sBLA) submitted by BioSpecifics’ partner, Auxilium Pharmaceuticals, Inc. (Auxilium) for XIAFLEX for the treatment of up to two Dupuytren’s contracture cords in the same hand during a single treatment visit. XIAFLEX obtained FDA approval in 2010 as the first and only nonsurgical treatment for adult Dupuytren’s contracture patients with a palpable cord in the palm.

As stated in Auxilium’s press release, issued yesterday, the expanded label also allows the ability to delay the finger manipulation procedure from 24 to up to 72 hours.

“We are very excited by this label expansion for XIAFLEX as it allows physicians to treat more than one Dupuytren’s cord at the same time, bringing added convenience to the physician and offering broadened treatment options to patients who would prefer to avoid an invasive surgical procedure. Market share of XIAFLEX for Dupuytren’s contracture has been steadily increasing, across all procedures, and we believe this label expansion will lead to even more growth since it is estimated that 35 to 40 percent of Dupuytren’s surgeries treat more than one cord,” commented Thomas L. Wegman, President of BioSpecifics. “In addition to growth from the expanded label, we also look forward to broadening the commercial reach of XIAFLEX into markets outside the U.S. with the potential approval in Japan for Dupuytren’s contracture and in the EU for Peyronie’s disease. With all of these avenues to reach new patients with XIAFLEX, we expect to see continued commercial success through 2015.”

The sBLA was based on positive results from the global, multicenter Phase 3b MULTICORD (MULtiple Treatment Investigation of Collagenase Optimizing the Resolution of Dupuytren's) trial, together with data from Auxilium’s earlier studies. The MULTICORD study evaluated the use of CCH to treat two Dupuytren’s cords concurrently in the same hand with multiple affected joints, and also examined efficacy and safety of the finger extension procedure at 24, 48 or 72 hours post injection. In Phase 3b clinical trials, two concurrent XIAFLEX injections were safely used in the treatment of one hand with multiple affected joints.

Auxilium has also worked with the FDA to modify the XIAFLEX Risk Evaluation and Mitigation Strategy (REMS) to communicate a change to the wording of the contraindication in patients with a history of hypersensitivity to XIAFLEX or other collagenase and to add information related to the risk of skin lacerations in the treated finger or hand of patients with Dupuytren’s contracture.

About Dupuytren’s Contracture

Dupuytren's contracture is caused by an abnormal accumulation of collagen in the palm of the hand characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted. Patients may present with multiple collagen cords that limit finger joint movement. It is estimated that 35 to 40 percent of annual U.S. surgical procedures to treat Dupuytren’s have been performed to treat at least two cords at a time.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same hand during a single treatment visit and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the United States for XIAFLEX; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing studies of CCH for frozen shoulder syndrome currently in a Phase 2b study, and also for cellulite. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the potential medical and commercial benefit of the multicord label expansion for the use of XIAFLEX for Dupuytren’s contracture; the potential regulatory approval in Japan for Dupuytren’s contracture and in the EU for Peyronie’s disease; and the continued commercial success through 2015. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our’ current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com